                                                                     Exhibit 5.1

                 [LETTERHEAD OF BLANK ROME COMISKY & McCAULEY]



                                                                    215-569-5500

                                  May 19, 1997



ORBIT/FR, Inc.
506 Prudential Road
Horsham, Pennsylvania 19044

     Re:   ORBIT/FR, Inc.
           Registration Statement on Form S-1
           File No. 333-25015
           ------------------

Gentlemen:

     We have acted as counsel to ORBIT/FR, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-1, as amended ("Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale (i) by the Company of up to 2,000,000 shares (the "Firm Shares") of its common stock, par value $.01 per share ("Common Stock"), and (ii) by a selling stockholder of up to 300,000 shares of Common Stock to be purchased at the option of the Underwriters to cover over-allotments, if any (the "Option Shares").

     Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company engaged or its day-to-day operations.

     In rendering this opinion, we have examined only the following documents:
(i) the Company's Certificate of Incorporation and Bylaws, as amended and restated since the inception of the Company; (ii) resolutions adopted by the Company's Board of Directors and its sole stockholder as contained in the Company's minute books; and (iii) the Registration Statement.

     We have not made any independent investigation in rendering this opinion other than the document examination described above. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our

ORBIT/FR, Inc.
May 19, 1997
Page 2



investigation for your purposes. We have assumed and relied on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the Delaware General Corporation Law. In rendering this opinion, we have assumed compliance with all other laws, including federal laws.

     Based upon and subject to the limitations stated herein, we are of the opinion that (i) the Firm Shares which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable, and (ii) the Option Shares are legally issued, fully paid and non-assessable.

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                                 Sincerely,

                                 /s/ Blank Rome Comisky & McCauley

                                 BLANK ROME COMISKY & McCAULEY